Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181397 on Form S-8 of our report dated March 15, 2013, relating to the consolidated financial statements of EverBank Financial Corp and Subsidiaries appearing in this Annual Report on Form 10-K of EverBank Financial Corp and Subsidiaries for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Jacksonville, Florida
March 15, 2013